Exhibit 99.1

November 27, 2012

FOR IMMEDIATE RELEASE

HDS International Announces Debt Settlement Agreement and Additional Funding

PROVIDENCE, RI, November 27, 2012 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a renewable energy, waste management and eco-sustainability company, today announced that it has completed a private placement financing and has entered into a separate debt restructuring agreement.

On November 20, the Company completed a direct private placement financing with certain investors at a price of $0.0035 per share in exchange for gross proceeds of $35,000, to be used for working capital purposes.  On November 26, the Company entered into a separate restructuring agreement with certain of its convertible promissory note investors, whereby the investors agreed to convert $60,000 of outstanding debt into restricted shares of the Company’s common stock at a conversion price of $0.0035.

Together, today’s announcement signals immediately available funding to the Company and serves to reduce the Company’s long-term debt.

For additional information, please refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture, biosequestration and algae biomass production solutions, for the production of biogas, biofuels, bioproducts, and carbon recycling and reutilization.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy, waste management and eco-sustainability. Please visit www.hdsicorp.com for more information.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com